Exhibit 24

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Drew Industries Incorporated:

We consent to incorporation by reference in the registration statement on Form S-8 of Drew Industries Incorporated relating to the Drew Industries Incorporated Stock Option Plan, of our report dated February 9, 2000, relating to the consolidated balance sheets of Drew Industries Incorporated and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999 and related schedule, which report appears in the December 31, 1999 annual report on Form 10-K of Drew Industries Incorporated.


/s/ KPMG LLP

Stamford, Connecticut
May 15, 2000